EXHIBIT 5
Robert S. Kant
Tel. 602.445.8302
Fax. 602.445.8100
KantR@gtlaw.com
October 4, 2005
Smith & Wesson Holding Corporation
2100 Roosevelt Avenue
Springfield, Massachusetts 01104

Re:	Registration Statement on Form S-8 Smith & Wesson Holding Corporation
Ladies and Gentlemen:
     As legal counsel to Smith & Wesson Holding Corporation, a Nevada corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about September 30, 2005, in connection with the registration under the Securities Act of 1933, as amended, of 1,355,137 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the Company’s 2001 Stock Option Plan (the “2001 Stock Option Plan”), 9,999,167 shares issuable pursuant to the Company’s 2004 Incentive Compensation Plan (the “2004 Incentive Compensation Plan”), and 500,000 shares issuable pursuant to an option agreement (the “Option”). The foregoing shares issuable pursuant to the 2001 Stock Option Plan, the 2004 Incentive Compensation Plan, and the Option are referred to collectively as the “Shares.” The facts, as we understand them, are set forth in the Registration Statement.
     With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:
     A. The Amended and Restated Articles of Incorporation of the Company, as filed with the Secretary of State of the state of Nevada on October 7, 2004;
     B. The Amended and Restated Bylaws of the Company, as amended through the date hereof;
     C. Resolutions of the Board of Directors of the Company adopted by unanimous written consent dated as of May 31, 2001, adopting the 2001 Stock Option Plan;
     D. The 2001 Stock Option Plan;
     E. Resolutions of the Board of Directors of the Company adopted by unanimous written consent dated as of May 24, 2004, adopting the 2004 Incentive Compensation Plan;
     F. The 2004 Incentive Compensation Plan;
     G. Resolutions of the Board of Directors of the Company adopted by unanimous written consent dated as of November 16, 2004, approving the issuance of the Option;
     H. The Option; and

Smith & Wesson Holding Corporation
October 4, 2005

     I. The Registration Statement.
     Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and based solely upon our review of items A through I above, it is our opinion that the Shares will be validly issued, fully paid, and nonassessable when issued and sold in accordance with the terms of the 2001 Stock Option Plan, the 2004 Incentive Compensation Plan, and the Option, as applicable.
     We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.
Very truly yours,
/s/ Greenberg Traurig, LLP